Exhibit 99.1

Cambium Networks Corporation Names Andrew Bronstein CFO

ROLLING MEADOWS, Ill., April 13, 2022 — Cambium Networks Corporation (“Cambium Networks”) (NASDAQ: CMBM), a leading provider of wireless networking infrastructure solutions, today announced the departure of Stephen Cumming as Chief Financial Officer, effective immediately. The board has appointed Andrew Bronstein as Chief Financial Officer.

“I want to thank Stephen for the service he has provided to Cambium Networks, including his role leading the company through its initial public offering, building a strong public company finance team, and in our expansion of the business over the last several years,” said Atul Bhatnagar, president and Chief Executive Officer. “We wish him all the best in his future endeavors.”

Mr. Bronstein brings a deep supply chain operational excellence to Cambium Networks, following more than three decades of finance and operational leadership experience. Andrew has served in CFO roles for companies in the manufacturing and technology industries, and has successfully integrated acquisitions, and brings strong expertise in software monetization. Andrew also brings a solid foundation in accounting, finance and governance from his years in public accounting early in his career.

Andrew previously served as CFO for Cheetah Digital, Inc., a SaaS software solutions company that has been a portfolio company of Vector Capital, where he has been an Operating Partner. Previously, Andrew was a Senior Director at Alvarez & Marsal, where he was a leader in the private equity performance improvement group and served as CFO for three private equity-owned companies in the manufacturing and technology industries. Before Alvarez & Marsal, Andrew was a portfolio company CFO and an Operating Partner for The Gores Group, a private equity firm, and before that he was CFO for SunGard Software, a $2.5 billion SaaS spin-out from SunGard Data Systems, Inc., as well as Chief Accounting Officer for all of SunGard, a $4.0 billion NYSE-listed Fortune 500 SaaS technology company. Andrew began his career in public accounting, focused on manufacturing and technology companies, initial public offerings, mergers & acquisitions and SEC filings.

“We are excited to welcome Andrew to Cambium Networks,” said Atul Bhatnagar. “With his experience in supply chain efficiency, software monetization, and integration of mergers and acquisitions, Andrew brings key attributes to our seasoned management team. We believe he will be an excellent addition to the team, matching Cambium’s core values,” Mr. Bhatnagar continued.

As separately announced today, Cambium Networks will report its first quarter 2022 financial results at 4:30 p.m. ET, on May 5, 2022.

About Cambium Networks

Cambium Networks delivers wireless communications that work for businesses, communities, and cities worldwide. Millions of our radios are deployed to connect people, places and things with a unified wireless fabric that spans multiple standards and frequencies of fixed wireless and Wi-Fi, all managed centrally via the cloud. Our multi-gigabit wireless fabric offers a compelling value proposition over traditional fiber and alternative wireless solutions. We work with our Cambium certified ConnectedPartners to deliver purpose-built networks for service provider, enterprise, industrial, and government connectivity solutions in urban, suburban, and rural environments, with wireless that just works.

Contacts:

Investors:

Peter Schuman, IRC

Sr. Director Investor & Industry Analyst Relations

Cambium Networks

+1 (847) 264-2188

Peter.schuman@cambiumnetworks.com